Exhibit 99.8

IN THE MATTER OF ARBITRATION
UNDER THE ALASKA ARBITRATION ACT

GOLDRICH PLACER, LLC,
GOLDRICH MINING
COMPANY, and GOLDRICH
NYACAU PLACER, LLC,

Claimants,

vs.

NYACAU, LLC,
DR. J. MICHAEL JAMES, and
BEAR LEASING, LLC,

Respondents.
SECOND PARTIAL FINAL
GOLDRICH NYACAU	AWARD
PLACER, LLC, NYACAU, LLC,
DR. J. MICHAEL JAMES, and
BEAR LEASING, LLC,

Counterclaimants,

vs.

GOLDRICH PLACER, LLC,
GOLDRICH MINING
COMPANY, WILLIAM
SCHARA, STEPHEN VINCENT,
DAVID ATKINSON, CHARLES
BIGELOW, KENNETH
EICKERMAN, WILLIAM
ORCHOW, MICHEL
RASMUSSEN, THEODORE
SHARP, JAMES DUFF, and
RICHARD WALTERS,

Counterclaim
Respondents.

The Panel issued a Partial Final Award (“PFA 1”) in this matter on December 3, 2019. Arbitrator Jason Kettrick issued a separate Concurrence and Dissent to PFA 1 on December 4, 2019. A Second Interim Award was also issued by the Panel on December 3, 2019, which addressed various matters concerning the dissolution and liquidation of GNP (the joint venture created by NyacAU and Goldrich to conduct mining operations at the project site), since the parties, by agreement, have conferred jurisdiction on the Panel to oversee the dissolution and liquidation and resolve any issues between the parties related to it. The Second Interim Award will not be finalized until the liquidation of GNP has been completed, which the Panel has been advised may not occur until 2024, given the pending reclamation requirements at the site.

Following the issuance of the Partial Final Award, the parties made a number of substantive post-award motions and petitions, all of which have been decided by the Panel in a series of written orders. Those orders included, among others, the following:

1.	Order dated January 9, 2019 on Respondents’ Motion to recover IRS costs and fees incurred by Dr. Michael James, filed on December 12, 2018;

2.	Order dated February 8, 2019 on Respondents’ Moton for Approval to Open Mining Camp and Construct Winter Trail, filed January 18, 2019;

3.	Order dated November 19, 2019 on Respondents’ Motion for Reconsideration of PFA 1, filed on June 24, 2019;

4.	Order on Respondents’ Motion to Strike Goldrich’s Response Re Costs Incurred after April 2, 2012, or, Alternatively, Motion to Supplement NyacAU’s Supplemental Briefing in Accordance with Section VIII of Interim Award, filed on July 23, 2019;

5.	Order on Claimants’ Expedited Motion for NyacAU to Provide GNP Information, filed on January 12, 2020;

6.	Order dated May 30, 2020, on Respondents’ Motion to Extend NyacAU’s Management of Dissolution until Permit Assumption and Motion to Reduce Reclamation Expenses to Judgment, or, Alternatively, Motion for Capital Contribution, filed on April 15, 2020;

7.	Orders on Various Post-Award Motion, dated September 3, 2020, including:

(i)	Claimants’ Motion to Have Reclamation Reserve Increased;

(ii)	Claimants’ Motion to Impose an Obligation on NyacAU to Reclamate under the Operating Agreement;

(iii)	Claimants’ Motion to Void Transfer of GNP assets to Bear Leasing and Cancel Contract with Alaska Equipment Appraisers, filed on May 28, 2020;

(iv)	Claimants’ Motion to Compel Repayment of Misappropriation of Funds, which the Panel ruled it had jurisdiction to decide, deferring an order on the merits pending further submission by the parties;

(v)	Claimants’ Motion for Clarification from the Panel and Notice of Possible Misunderstanding of Facts, filed on June 12, 2020, on which the Panel partially deferred ruling, since the Motion was virtually identical to and would be resolved by the Panel’s final ruling on Claimants’ Motion (v);

(vi)	Respondents’ Motion for Clarification of Interest Payable to NyacAU and Goldrich and Amounts Owed to Goldrich, filed on May 30, 2020, which the Panel ruled it had limited jurisdiction to decide, partially deferring a ruling pending further submissions by the parties on the merits;

(vii)	Respondents’ Motion to Confirm Judgment, filed on May 5, 2020, on which the Panel deferred ruling pending submissions by the parties as to whether the Panel had jurisdiction to decide the motion on the merits by virtue of an agreement made by the parties and a court order in related judicial proceedings to confirm as a judgment portions of PFA 1;

(viii)	Respondents’ Alternative Motion to Require Goldrich to Pay One Half of the Reclamation Expenses for the Project, and One Half of the Balance of LOC 1, and to Reduce These Amounts to Judgment;

(ix)	Respondents’ Motion to Subordinate the Gallagher Transaction to Respondents’ Security and Judgments on the Partial Final Award;

(x)	Respondents’ Motion for Application of Credit to Bear Leasing;

(xi)	Respondents’ (Dr. Michael James’) Motion to Compel Filing of SEC Documents, or, Alternatively, to Require Goldrich to Purchase Dr. James’ Stock.

The Panel also issued certain interim orders on post-award motions related to the dissolution/liquidation of GNP, which will be incorporated into a Modified Interim Award, to be finalized when the liquidation of GNP has been completed.

Orders 1-7 are hereby incorporated in full into this Second Partial Final Award. The parties have the immediate right to seek confirmation of all or any portion of the Second Partial Final Award into a judgment in any court of appropriate jurisdiction.

IT IS SO ORDERED.

Dated:	8/30/2021

Jason M. Kettrick, Arbitrator

Thomas J. Brewer, Arbitrator

Fred G. Bennett, Panel Chair